Pondel Wilkinson
Moderator: Roger MacFarlane
June 10, 2003
06/10/03 10:00 CT

Operator:	Welcome to Post View.

Operator:	Ladies and gentlemen, thank you for standing by. Welcome to the UTi Worldwide first quarter results conference call. During the presentation all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the “1” followed by the “4” on your telephone. As a reminder, this conference is being recorded, Tuesday, June 10, 2003. I would now like to turn the conference over to Cecilia Wilkinson. Please go ahead.

Cecilia Wilkinson:	Thank you, and good morning everyone. This is the UTi Worldwide Investor conference call for the first quarter of fiscal 2004. Before we begin please recognize that certain statements in this conference call are not historical facts. They may be deemed therefore to be forward-looking statements under the Private Securities Litigation Reform Act of 1995.

Many important factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements. These risks and uncertainties are described in further detail in the company’s filings with the Securities and Exchange Commission. UTi undertakes no obligation to publicly update or revise its forward-looking statements.

On today’s call, Roger MacFarlane, Chief Executive Officer, and Lawrence Samuels, Chief Financial Officer, will discuss the results for the three months ended April 30th, 2003. Also Peter Thorrington, President, and Tiger Wessels, Chairman will participate in the question and answer session.

I’d now like to turn the call over to Roger MacFarlane. Roger...

Roger MacFarlane:	Thanks, Cecilia. Good morning, everyone. Welcome to UTi’s quarterly conference call.

I will begin today’s call with a review of the highlights of our first fiscal quarter. Lawrence will then step in with more detailed financial analysis of our operations, including a discussion of each revenue category, yields, and cash. I will then provide some closing comments on the quarter before we begin the Q&A.

We distributed our earnings news release earlier today. It clearly demonstrates the strong start that we have achieved for our new fiscal year in an environment, as you all well know, that is extremely tough from a global economic perspective. We delivered solid gross and net revenue increases in each of our geographic areas and across each of our services. Aided by the contributions of our Standard acquisition, which we completed in October last year, gross revenues rose 39 percent from a year ago, with net revenues up 71 percent. Operating income improved 40 percent from last year’s first quarter. Net income climbed 68 percent, and our diluted earnings per share moved up 44 percent on 21 percent more weighted average shares outstanding.

Revenue growth for the quarter was strong in all geographic regions. A lot has been written about the beneficial effect of the weaker U.S. dollar on revenues, so I will point out where we saw strength or weaknesses irrespective of the currency effect.

The Americas particularly stand out for revenue growth, as that region was bolstered by the strong performance of Standard Corporation, which was not part of our company a year ago.

Standard’s contribution – along with Grupo SLi – is further reflected in the strong growth of our contract logistics service, which moved up in the first quarter to account for 33 percent of our total net revenues, up from just 9 percent this time last year. That makes contract logistics the second largest component of our net revenues, after airfreight forwarding.

Net revenues in the Asia Pacific region rose 29 percent, helped by the addition of several new clients as well as growth with ongoing accounts. This is a particularly nice increase in view of the fact that the dollar’s decline had minimal effect in this region because its currencies are mostly tied to the U.S. dollar. As a consequence, our operating income in the region increased 72 percent.

While on the subject of Asia, let me tell you what we know of the SARS effect on our business. To date, other than the well-publicized extra health precautions, we have been operating in a business-as-usual manner. Our business in Asia, as the numbers indicate, has remained strong. Undoubtedly, there has been an effect on our clients’ businesses, and it’s difficult for us to speculate what the effect will be on volumes during the peak season. In the short-term, we have seen some softening of volumes. Certainly, the news from the World Health Organization of diminishing new cases is encouraging.

As pleased as we are with our overall performance in the quarter, we continue to deal with a number of challenges.

The economic downturn continues to restrain revenue growth, especially in Europe and the Americas.

In addition to a toughening economic environment, our first quarter results in Europe also reflect the residual effects of actions we implemented in Ireland and Sweden last quarter. As discussed on our last conference call, we have reorganized those road freight businesses – including the installation of new leadership in Sweden and a significant scale back of the businesses in both countries, which included giving up unprofitable revenues. While this quarter’s operating margin in Europe again reflects the effect of those actions, we believe we have taken all the necessary steps to put these operations back on a sound footing with its smaller revenue base.

In Africa, where we recorded a 48 percent higher net revenue, operating income was essentially flat. Our revenue growth did not necessarily translate to higher operating income largely due to an anomaly caused by the weakness of the U. S. dollar. A good portion of our African business is customs clearance, and much of the revenue associated with that business is based on fees tied to the U.S. dollar value of the shipments. Our operating expenses, on the other hand, are in South African rand. So, in this case, the weaker dollar works against operating profit and the result was a flat quarter in Africa compared with a year ago.

We are particularly focused on these operating results because of their effect on our goal to improve operating profit margin, which for our business base excluding Standard Corporation is 100 basis points annually. Our operating profit margin for the company including Standard for the quarter came in at 8.4 percent compared with 10.3 percent in the first quarter a year ago. The change is largely attributable three factors: 1) As we’ve noted before, Standard Corporation’s business model delivers lower margins. We are pleased, however, to note that we have achieved margin improvement at Standard during its first two quarters as part of UTi. Second, our reorganization in Sweden and Ireland has also had a dampening effect and third the weakened dollar effect I just explained earlier in Africa.

As outlined in our news release and the accompanying tables, our operating profit margin excluding the acquisition of Standard was 9.6 percent. This performance is ahead of our internal plan for this point in the year. Improvement of one hundred basis points remains our target for the year, although we recognize it will be a challenge. We continue to manage our business to achieve both revenue growth and operating margin improvement.

Now, I’d like to ask Lawrence Samuels, our Chief Financial Officer, to review UTi’s financial and operating results in more detail. Lawrence...

Lawrence Samuels:	Thank you, Roger.

As Roger mentioned, we achieved strong revenue growth across all regions and all business categories.

Airfreight forwarding rose 21 percent in gross revenues, and on a net revenue basis, airfreight was up 31 percent. This relates to an improvement in yield – to 28 percent compared with 26 percent in the first quarter last fiscal year.

Ocean freight, while up from last year’s first quarter, reflected weakness in Europe this current first quarter. Gross revenues moved up 18 percent, and net revenues increased 8 percent. Yield for ocean freight was 22 percent, compared with 24 percent a year ago, reflecting a tightening of yields on ocean freight exports from the Americas.

Custom brokerage net revenues increased 6 percent.

With our acquisition of Standard Corporation in October last year, contract logistics has become a major service offering for UTi. Thanks to the addition of Standard, net revenues in contract logistics were up more than six times year-ago levels.

For the first quarter of fiscal 2004, airfreight contributed 34 percent of net revenues; contract logistics represented 33 percent of net revenues; ocean freight 12 percent, and customs brokerage represented 11 percent of net revenues in the quarter.

Currency movements had a significant effect on our business in the quarter, and Roger has noted this with the particular impact in Africa.

Much has been written about the benefits of the weaker dollar. As a global trade company, however, we recognize that the ramifications of currency changes are complex and reach far beyond just mathematical calculations of our income statement and balance sheet. The revenue increases have been welcome. It’s important to recall, however, that when the dollar is weak, the benefits to UTi are not universally or evenly spread across all revenue categories. Costs on the other hand are negatively affected when translated from local currencies into US dollars for reporting purposes.

We continue to keep a careful watch on more fundamental effects, such as global trade, shifts in global sourcing, and the needs of our customers on a local as well as global basis.

Staff costs in the quarter equaled 54 percent of net revenues, compared with 52 percent a year ago, reflecting the Standard acquisition.

Other operating expenses remained constant at 35 percent of net revenues.

As Roger discussed, operating income as a percentage of net revenues equaled 8.4 percent compared with 10.3 percent a year ago. Without Standard, operating income was 9.6 percent. We give that number to help compare our performance to the period when Standard was not yet part of UTi. I refer you to the tables in our news release for the reconciliation of that figure to the GAAP presentation. The news release and tables are also available on our Web site at www.go2uti.com.

Our tax rate was 24.2 percent, compared with 29 percent last fiscal year, reflecting a greater proportion of profits this quarter from the Asia Pacific region, which generally has lower than our average tax rates. Based on our outlook for revenue mix, we expect the tax rate in the coming quarters to trend more closely to last year’s level.

UTi’s balance sheet continues to be strong. Cash and cash equivalents, net of bank lines of credit and short-term borrowings, totaled $117 million. CapEx spending for the quarter totaled approximately $5 million.

Net cash produced by operating activities was marginally positive for the quarter. The biggest effect on this came in the last few days of April when we handled some exceptionally high value shipments for which we disbursed duty of $5.5 million. Also, we elected to pay cash for some fixed assets in light of the low interest rates on our cash balances.

Because of the SEC’s new strictures on non-GAAP numbers and the reconciliation requirements, we are no longer going to show a computation for free cash flow in our quarterly reporting. Free cash flow does remain, however, a key measurement for management attention. We know that there are many different calculations of free cash flow. UTi calculates the figure by deducting capital expenditures and dividends from the total of cash from operations and then adding any proceeds received from the disposal of fixed assets.

I’d now like to turn the call back to Roger. Roger?

Roger MacFarlane:	Thanks, Lawrence.

We’re off to a solid start for our new fiscal year, despite the tough economic environment.

Five quarters into our NextLeap journey, our disciplined attention to revenue growth, operating profit expansion, key client acquisition and service quality for our customers continues to serve us well. This is a credit to the exemplary performance and execution of UTi’s worldwide team, which we continue to enhance through training and recruitment. We are especially committed to investing in our sales and account management organization to assure the strength of our competitive position.

We significantly augmented our presence in India subsequent to the close in the first quarter with our acquisition of Indair Carriers, the largest airfreight export forwarding company in India. Together with UTi India, we now offer the most comprehensive cargo operations in this vibrant market. Indair, which focuses on serving fashion, apparel, handicrafts and leather sectors, is expected to be immediately accretive to our operations.

Looking ahead, we are keenly aware of the difficult and uncertain economic environment. It appears that the soft market we have faced in the Americas for some time is now enveloping Europe, and the economic indicators clearly earmark Germany as in a recession. The effect of SARS remains a question mark. As buyers from the USA have not been traveling to Asia, we anticipate a weaker peak season than last year.

Nevertheless, we are focused on succeeding. We continue to take the steps and implement the programs to drive our vision of global integrated logistics. Our clients are demonstrating an increased need and recognition of UTi’s logistics solutions.

While we don’t see signs of economic improvement in the U.S. and Europe, we remain committed to deliver continued improvement in tough times.

Before I turn the call back to the operator, I would like to set some parameters for the Q&A session. Please direct your questions to me, and I’ll answer them myself or ask Lawrence, Peter, or Tiger to respond as appropriate. This is a one-hour call, and I ask that you limit yourselves to two questions at a time. If time permits, we will go for an additional round of questions.

Lenna, would you please explain the technical elements for the Q & A session?

Operator:	Thank you. Ladies and gentlemen, if you would like to register questions please press the one followed by the four on your telephone. You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the one followed by three. If you are using a speaker phone, please lift your handset before entering your request. One moment please for the first question.

Our first question comes from the line of Ed Wolfe with Bear Stearns. Please go ahead with your question.

Ed Wolfe:	Hey, good morning Roger.

Roger MacFarlane:	Good morning, Ed.

Ed Wolfe:	Good morning, Lawrence –

Lawrence Samuels:	Hi Ed –

Ed Wolfe:	Couple of things. One, you haven’t given any guidance really. Do you have any comments about the $1.50 or so that is out there for next year and, what is it, $1.28 for this year. That’s consensus. And also, any guidance for CAPEX and revenue growth?

Roger MacFarlane:	Ed, it’s not our practice to give guidance about where the market looks, and I know that we have given some indications of CAPEX. Maybe Lawrence could give support –

Lawrence Samuels:	Ed, the CAPEX number for the quarter is probably reflective of what it will be for the year. It has gone up.

Ed Wolfe:	About 25 for the year?

Lawrence Samuels:	Probably about 20. It has gone up. It was running at about 12 to 13 prior to Standard. Also, we are entering into the time with a lot of computer equipment that was changed for Y2K coming to the end of its life. So, I would say we are looking at a figure of around 20.

Ed Wolfe:	Okay, and just switching gears for a second, if you back out the logistics margins based on what you gave for the forwarding margins, we can see almost a doubling in the margins to six percent from three percent last quarter. Is there something that’s beyond seasonal, why we are seeing such improvement in the logistics margins and is this something that you would expect to continue or, again, is it the difference in the quarters?

Roger MacFarlane:	Ed, you are talking about Standard, I think the numbers are less than six, but –

Ed Wolfe:	Well if we just take the – I don’t have the model right in front of me, but the numbers that you gave to us for – I think it was 9.8 and you back it out, you get six percent for the rest.

Roger MacFarlane:	Well, the number’s actually on the schedule, I think. We have computed it at 5.4, but your point is nevertheless right. It is better than how we performed last year. Maybe Peter would like to comment on how they’re doing. They had a very good quarter.

Peter Thorrington:	Ed, I think we’ve certainly seen continued strength with Standard, and their business does follow a seasonal trend. This coming quarter, we would see good strength compared to a year ago. But seasonally this mix– the quarter we’re currently in– is the weaker one of the year.

Ed Wolfe:	So, I mean is 5.4 percent too strong a number as an annual assumption?

Peter Thorrington:	Yes.

Ed Wolfe:	Okay. And is 3 percent too low? I mean, what’s kind of the number we should be thinking about?

Roger MacFarlane:	Something between the two. Ed, I think when we acquired Standard, Standard was operating on an adjusted number of about 4 percent, and we did indicate that we thought at the time that we could improve upon that for the coming year and for the years to come. And, I think what’s encouraging is that we are seeing signs of that improvement in this first quarter, but I don’t think you should annualize that operating ratio.

Ed Wolfe:	Okay. Roger, just one clarification. It was 9.6, the number that you gave for forwarding, so if you back out the rest of the business, you get 6 percent. Could it be that Grupo and the smaller piece of the original US logistics business had margins ahead of Standard and that’s why I am getting 6 percent?

Roger MacFarlane:	It might be because in the reconciliation schedule that we showed, it was Standard only.

Ed Wolfe:	Okay. Thank you very much.

Operator:	Our next question comes from the line of John Barnes with Deutsche Banc. Please go ahead with your question.

John Barnes:	Hi guys, how are you?

Roger MacFarlane:	Hello, John.

John Barnes:	(Indiscernible)

Roger MacFarlane:	John, you are breaking up. Are you on a cell phone?

John Barnes:	Yeah, hang on.

Roger MacFarlane:	Could you repeat your question for us?

John Barnes:	Sure. Is this better?

Roger MacFarlane:	We didn’t hear, unfortunately, anything except, “Is this better?”

John Barnes:	Okay. (Indiscernible) is that they have been able to pass along given the tightness of capacity out of Asia. Have you seen some of those rates increasing and have you been able to pass them along? Also, the same thing with ocean freight rates, with the rate increases that went into effect, have you been able to pass much of that along?

Roger MacFarlane:	Now, John, we didn’t hear all of the question but we did hear toward the end, and I think what you are asking is have we been able to pass along rate increases in regard to airfreight and ocean freight? and I know that there was a substantial increase in May, and we have been passing those on to our customers. Peter, would you like to give more color on that?

Peter Thorrington:	Yes, I think in general terms the answer to both air and ocean is that we have been successful in passing on those increases so we don’t believe that that will adversely affect our margins.

John Barnes:	Okay, thank you guys.

Operator:	Our next question comes from the line of Jordan Alliger with Lazard. Please go ahead with your question?

Jordan Alliger:	Hi, one question. I understand the impact of the currency with customs brokerage. When you look at your company as a whole, would you say currency was sort of a plus, minus or neutral when you throw it all together, and I guess that’s the first question?

Roger MacFarlane:	Jordan, yes. Thanks for that question. I would say on balance, it was positive. Obviously, it was more positive when it comes to the gross and net revenue lines, but on the bottom line, I would say the net effect was more positive than negative. Did you have a second question as a follow up on that?

Jordan Alliger:	Yes. The second question is can you talk about sort of an update on the cross-selling with Standard and UTi core? Have you started to see some additional possibilities flow that way?

Roger MacFarlane:	On the cross-selling with Standard, I think. Is that, was that your question?

Jordan Alliger:	Yes. Either way, both ways. You know, Standard customers to forwarding and vice versa. You know, your forwarding customers may be taking a look at using you on the warehousing?

Roger MacFarlane:	Jordan, our approach in the beginning on Standard was to make sure that the Standard customers were well settled down and were happy with the transition. So, we are not being very aggressive in pursuing freight forwarding solutions for their customer base. Having said that, we have had a number of customer who asked us to talk to them about that, so we are working on some opportunities. Then, I think it’s got a slightly bigger impact on Standard as a result of opportunities that are being explored with contract logistics on UTi’s customer base.

Jordan Alliger:	Great. Thank you very much.

Operator:	Our next question comes from the line of Jon Langenfeld with Robert W. Baird. Please go ahead with your question?

Jon Langenfeld:	Good morning.

Roger MacFarlane:	Hello, Jon.

Peter Thorrington:	Good morning.

Jon Langenfeld:	The first question with the airfreight margin – net margins. Can you give a little color on that just in terms of your ability to expand those margins? I know some of your domestic-based as well as international-based peers have seen some significant contraction there, at least in the quarter, and some of that might be the misalignment of the quarters. But, can you just provide some color on your ability to do that?

Roger MacFarlane:	Yeah. Jon, I think maybe Tiger would like to comment on the effect as far as customs is concerned, and we can pick up the second part of the question from that. Tiger, do you want to comment on that?

Tiger Wessels:	Jon, as Roger has said earlier, a portion of our customs brokerage fee is that (indiscernible) and because of the weakening of the dollar against local currencies in countries such as Brazil, Australia and down in South Africa, for example, and I guess South Africa is the result of the revenue element is reduced while your costs are based on the local currencies and you have a (indiscernible) effect. This is in fact compounded somewhat by a growth in shipping counts that we certainly had. We have had double-digit growth in the export shipment counts and so the costs are normally proportional to that. On the export side of the business, particularly when freight crosses boundaries and the movement is made up of costs in various currencies, traditionally these have been valued in dollar terms, and that has been quite good for us because the natural market tends to squeeze the costs down over time as the dollar in the past would have strengthened. The reverse effect means that some of the costs have closed that gap quite considerably, and particularly at the rate at which the dollar weakens. It was pretty dramatic in the quarter. What we have tended to do is gone back to customers – we will go back to customers and add a currency adjustment factor for the future. I think the fact that there was such a dramatic change certainly with the rand against the dollar in the last quarter adversely affected us. But I think that’s probably corrected into the future and as one well knows, it is more difficult to push up your costs dramatically and all of them having squeezed down when (indiscernible).

Roger MacFarlane:	Thanks, Tiger. John, you also wanted to focus on the airfreight yields, is that right?

Jon Langenfeld:	Correct.

Peter Thorrington:	I think on that score, the encouraging thing that we saw in our numbers was that our business, not only did our business increase out of Asia – and because yields, this is true of UTi, are lower out of Asia than they are for the company’s average, so you would normally expect an increasing proportion out of Asia would lower our yields. At the same time that that increasing proportion was happening, we were also seeing an improvement in our yields out of Asia. That, plus slight improvements in other places as well, contributed toward what we think was a very strong result of 28 percent.

Jon Langenfeld:	Right, yeah, it was good. Okay, and then the second question is primarily just on the trend. We had a little look into April when you reported but can you just talk about trends on an overall basis April and into May?

Roger MacFarlane:	I can comment on what we are seeing out in the marketplace. Certainly, as I mentioned in my formal remarks, it’s very difficult to know what the real of effect of SARS is going to be, but we are concerned that there has been some softening of volumes, which is being attributed to SARS. We don’t really know what drives these things exactly, but we definitely feel that last year’s comps are going to be – the comps compared to the third and fourth quarter of last year–are going to be extremely difficult because volume, particularly for airfreight volume, was extremely strong in those quarters out of Asia.

Jon Langenfeld:	Very good. Thank you.

Operator:	Our next question comes from the line of Alex Brand with BB&T Capital Markets. Please go ahead with your question.

Alex Brand:	Roger, I was going to follow up on Jon’s question because it was my question, too, on the yields. I am not clear on how your yields can go up in an environment where all the talk is about lower capacity and you’re saying most of your growth came in Asian exports, which makes sense, but that should be, as a mix, should be driving yields down. So, I don’t know. Maybe there’s no more color you can give, but I mean, they’re awfully strong. I don’t know how sustainable they are because I’m not sure how this happens in light of sort of the bigger picture environment.

Roger MacFarlane:	Well, John, it’s all down to management, so I’ll ask Peter to answer the question.

Peter Thorrington:	I’m looking at the figures I’ve got in front of me by region. In fact, in each of our four regions, we showed an improvement, and I think it’s one where, yeah, we’ve also seen the feedback from the market. But this is one of the areas that is an absolute focus right down to the desk level in the organization. We would be hopeful that we can maintain it, but certainly this last quarter has been good to see the progress we’ve made.

Alex Brand:	So is – capacity just wasn’t a big problem, or were you able to take some sort of measures, manage some charters or something, to work around capacity issues?

Peter Thorrington:	No, we handled no charters during the period. But, I think one of the things we have done is we have focused on long-term relationships with many of our airline partners, particularly the bigger ones, and I think in times like this, those long-term relationships do pay off.

Alex Brand:	Okay. Now Roger, getting back to the margins. You talked about it a little bit, I think–I didn’t go back and look–but I think every quarter since you’ve come public, you’ve had improved operating margins; and you finally had one where margins went down even if you strip out Standard. It looked to me like maybe there was some of this, what you described, as an investment in more personnel, which may be a long-term investment that needs to be made, or is it just the translation? Is it just something that’s sort of beyond your control?

Roger MacFarlane:	It’s a good question Alex. There are several parts to the answer. One is, of course, stripping Standard out, that we did have the residual effect of Sweden and Ireland, and as Tiger explained, we did have the effect on our customs clearance. But, both of those things had a reasonable effect on the number. The second point that I did make was, in fact, the number came in ahead of our internal plan for the year. And, the reason why our plan was lower than the last year was, essentially, if you think about where we were last year, September 11th had happened several months before, we had tightened down the hatches on everything and it controlled our costs extremely tightly in the Americas in the first quarter of last year. We also had a very strong performance in our African operations in that particular quarter. Both of those things helped to produce an operating ratio of 10.3 percent last quarter. So you’ve got a whole bunch of things working, and you are absolutely correct. It is the first quarter that, quarter-on-quarter, we have not exceeded the previous year’s quarter. But, as I mentioned, we had actually planned for this to happen so as far as we are concerned, we remain focused on delivering an increased margin. We certainly are investing in service quality and in our sales organization. That’s true, but we still are focused on achieving margin improvements, recognizing that this year, with all its uncertainties, is going to be a very challenging one.

Alex Brand:	Okay. Good, thank you.

Operator:	Our next question comes from the line of Greg Burns with J.P. Morgan. Please go ahead with your question.

Gregory Burns:	Hi Roger. Hi Lawrence. Obviously a very strong quarter. A couple of questions for Lawrence, particularly on the cash flow. I know you mentioned the customs payment, but I guess I’m curious. I sort of thought this was a seasonally weak period industry-wide and, therefore, I was a little surprised at the working capital and also your comment about disclosure. Are we going to see a full cash flow statement on future quarterly releases?

Lawrence Samuels:	Just to clarify, Greg, yes you will see a full cash flow disclosure. What we won’t be showing is the calculation of free cash flow, which is a non-GAAP item.

Gregory Burns:	Okay, and it looks like an $11 million hit on working capital, can you just run by what that was again, and whether that’s going to bounce back next quarter?

Lawrence Samuels:	Greg, I certainly see a little bounce back. Some of it is disbursements, as I mentioned, right at the end of the quarter. And, obviously this is just a point in time and, we anticipate that, had those disbursements been made either a week earlier or a week later, we would have seen a very different picture. Those are really just the timing effect right at the end of the quarter.

Gregory Burns:	Okay, and –.

Lawrence Samuels:	Certainly we don’t see any change or our receivables have not gone out, so there’s nothing that we’re concerned about.

Gregory Burns:	Okay, and just going back to the restructuring in Ireland, Sweden. What was the – was there a one- time or was there a loss or expense that won’t recur in future quarters, in this quarter, or is that not the case?

Lawrence Samuels:	As Roger mentioned, we did scale down those operations. And, so, you will have some termination costs, and closure costs which were taken into the quarter.

Gregory Burns:	So, what I’m trying to get at, Lawrence, is the delta. In other words, are there costs incurred that are showing up in the operating margin, that on a run rate, aren’t going to be with us and what is the magnitude of those costs?

Lawrence Samuels:	Yes, there are some Greg. We have not disclosed the quantum, but I think also important, is the fact that we have given up some revenue, the unprofitable revenue, areas as well. So, it’s really been a downsizing of that, so it’s been a drop in revenue, which will be matched by the costs.

Gregory Burns:	Okay. Then you talk a lot about currency but I know there is offset there as well. Sounds like you’re a net beneficiary. But, from a revenue perception and just on objects, do you have – what is the amount on the net revenue line that essentially if currencies hadn’t changed, in other words, how much of your net revenue growth was attributable, without taking into account the offset, to just like a translation effect?

Lawrence Samuels:	Greg, without currency, we’ve grown certainly at a double-digit rate. We’ve always said that our goal was to grow at low double digits, and we certainly are maintaining that.

Gregory Burns:	Okay, then Roger just one final question. You talked a lot about the industry volumes, and you gave your outlook, but I’m wondering if you could give us some more flavor on what your pipeline looks like; what the competitive landscape is; and, how you see your marketshare? By my calculations you’ve gained quite a bit of marketshare, and I am just curious where is that share coming from and what that landscape looks like?

Roger MacFarlane:	Greg, you know we are never happy with our pipeline. We always feel we could be gaining more new business. But, having said that, we have got a very active sales effort. And I think we have seen a good sales result in the last several quarters. As far as taking it from other – you know– market share from other people, maybe Peter would like to comment on what he sees is the competitive landscape.

Peter Thorrington:	I think in terms of the competitive landscape, it’s not that there’s any one large forwarder that’s in difficulty and is hemorrhaging business. I think the general trend is that the customers are looking for more, and complex, solutions. They’re looking for solutions that cover the globe. They’re looking for IT support. And, in that regard, I would say where we tend to be growing is that many customers who perhaps used a number of different forwarders, are reducing that number. And, particularly, I think the people who might be feeling the pressure of that would be the smaller and more localized forwarders. So, certainly, I think our growth is coming from that change in the marketplace.

Gregory Burns:	So, Peter on that, is it fair to assume, then, that essentially you’re taking advantage of a consolidation by the customer, taking smaller pieces from several different companies and, in fact, that actually turned out to be a larger piece for you guys as they consolidate. Is that fair?

Peter Thorrington:	That’s a fair comment.

Gregory Burns:	Okay. Thanks a lot guys. Solid quarter.

Roger MacFarlane:	Thank you, Greg.

Operator:	Our next question comes from the line of David Campbell with Thompson, Davis & Company. Please go ahead with your question.

David Campbell:	Hi, Roger.

Roger MacFarlane:	Hello.

David Campbell:	Is the billing to customers in South Africa to offset the currency factor problem there, likely to correct the margins there or is it going to be more of a problem going forward?

Roger MacFarlane:	David, maybe Tiger would like to respond to that.

Tiger Wessels:	Thank you, David. As I was saying a little earlier on, we have gone back to customers whom we have been billing in US dollars, and we included a currency adjustment factor there. And, of course, if the dollar were to strengthen dramatically, that would reduce the benefit going forward somewhat. But, that solution has been corrected going into the future. In terms of custom brokerage revenue, that’s going to be a market competitive position and that will take a longer time as price adjustments are made customer by customer. We don’t actually see this thing as major problem. We think that, if the currencies would move by smaller margins, this problem would not have arisen at all because it was the magnitude of the margin that caused it.

David Campbell:	Okay. And, in Europe the profitability was down substantially year-over-year, caused I guess by this restructuring of the road system. Is that cost $3 million or what sort of cost is there? And, I thought that cost was sort of behind you after the fourth quarter.

Roger MacFarlane:	David, yes, the impact was significantly less than it was in the fourth quarter. It was not the size that you mentioned in the fourth quarter for these two operations. But, in general, things are tough in Europe as well. So, the economy generally has been under a lot of pressure. So, the environment in Europe is not easy to operate in. So, we’re very happy with the results that we produced in Europe given those circumstances.

David Campbell:	And those road systems adjustment costs: are they largely in your salaries and related expense? Where are they on the profit and loss statement?

Roger MacFarlane:	David, Peter will answer that one.

Peter Thorrington:	David, basically what we have done in both countries is we have given up the unprofitable road freight business that we handled. That obviously has taken, in a sense, negative net revenue off the P&L. And what we’ve also been able to do is to reduce the cost associated with those activities. So, yes, we did still continue to have an effect during this last quarter, but we do see a continuing improvement as we go forward.

David Campbell:	And, actually there is one more question I think I had, and that was the question about improved margins. Here, it seems that that’s probably helped by the US export situations, except you mentioned that ocean freight margins were down. Does that mean that exports are up more, therefore tightening capacity on ocean freight exports in the US?

Roger MacFarlane:	David, what it means is that we experienced a tightening of yields on our export business out of the Americas during that quarter. You know, the volumes of business are not particularly buoyant in Americas. So, we have seen a squeeze in our margins there also.

David Campbell:	Okay. Thank you very much.

Operator:	Our next question comes from the line of Ed Wolfe for Bear, Stearns. Please go ahead with your follow-up.

Ed Wolfe:	Hi, just a couple of quick ones. When did you guys close the Indian acquisition? Was there any revenue in the quarter?

Roger MacFarlane:	No, Ed, that was effective the 1st of May.

Ed Wolfe:	Okay. And Lawrence, you talked about tax rate. I’m sorry I missed a little bit. You said kind of assume the same tax rate as last year. Is that indefinitely, and what’s the reason why the tax rate is not going up like we thought it would?

Lawrence Samuels:	It’s really, as I said before, a question of mix and where the revenues are generated, and Asia had a good quarter. For example, the Hong Kong tax rate is only 16 percent. So, it’s a good quarter in Hong Kong which brings down the overall rates. So, it really ends up being a question of mix throughout the globe and throughout the year, and our anticipation is that that will end up similar to what the rate was for last year.

Ed Wolfe:	Okay. And direction of freight now here halfway, you know, a third of the way through June? Are there any parts of the world that feel like they’re picking up, or any parts of the world that are decelerating demand-wise? Anything you want to comment there on?

Roger MacFarlane:	Yeah, I’d say the general climate is pretty tough everywhere.

Ed Wolfe:	But that’s what you said last call. I mean, directionally has anything shifted?

Roger MacFarlane:	Well, I think no. I’d say the one comment I did make a little earlier is we are seeing some softening of what we expected to be volumes out of Asia. And, you know, a lot has been talked about whether that’s the effect of SARS or not. So we don’t think that the peak season will be near the strength that it was in the marketplace last year.

Ed Wolfe:	When did you start to get that sense? And was it recent?

Roger MacFarlane:	I would say that sense has been over the last, I don’t know, 45 days, I would say.

Ed Wolfe:	Okay. And, is it both air and ocean?

Roger MacFarlane:	It’s harder to know the impact on ocean. I would say it’s more air because air is more related to, for our purpose, to wearing apparel.

Ed Wolfe:	Makes sense. Okay. Thanks a lot.

Operator:	Our next question comes from the line of Jon Langenfeld with Robert W. Baird. Please go ahead with your follow-up.

Jon Langenfeld:	Two follow-ups. One with Asia. Can you just expand a little bit on your ability to grow the operating income line to more than twice the net revenue line. Is that a function of just the leverage that’s there or is there something else that’s going on there?

Roger MacFarlane:	Jon, well, one of the factors in the quarter was the fact that the yield went up, and when yield goes up, that’s in Asia, as I mentioned earlier, you know, that hasn’t really got any operating cost attached to it. So, that’s one of the factors that produced increased bottom line, and the second thing is more volume. We did have more volume through our numbers for the quarter-over-quarter in Asia. So both of those things contributed toward an improvement in the operating ratio.

Jon Langenfeld:	Okay. So, yield and scale and leverage. Okay. And then secondly, just not to beat a drum here, but in terms of Europe, you’ve taken out the unprofitable revenue? It sounds like you had some one-time costs over the last two quarters? Does that mean, when we look out over the next couple of quarters, we are going to see a margin profile that is better than the prior year albeit on a lower revenue base?

Roger MacFarlane:	Peter will handle that Jon.

Peter Thorrington:	Jon, I think the situation is, certainly as far as Ireland and Sweden are concerned, we do anticipate an improved situation as the year tracks out. But as Roger had mentioned, it’s a tough economy over there. By far and away, our largest operation there is Germany, and we are having a tough market situation in Germany. What you find, for instance, we did have a particularly strong third quarter last year in – second and third quarters last year in – Europe, and they will be tough to match this year.

Jon Langenfeld:	Okay. Good enough. Thank you very much. Nice quarter.

Peter Thorrington:	Thank you.

Operator:	Ladies and gentlemen as a reminder, to register for a question, press the “1-4”. Our next question comes from the line of David Campbell with Thompson Davis & Company. Please go ahead with your question.

David Campbell:	Roger, the India acquisition will help your Asia Pacific region’s revenue growth and profits. Is that correct, that that’s where most of the benefit will show up?

Roger MacFarlane:	That’s correct David.

David Campbell:	And, could that more than – could that be an offset to the increasing or the softening in the rest of Asia Pacific in terms of revenues?

Roger MacFarlane:	It certainly will help to counterbalance, but as you can see from the announcement that we made when we acquired the company, it’s not a very large operation. It is very large in India, but if we take our whole corporation, I don’t think it will be sufficient to counterbalance, you know, the overall effects of the economy. We did report that I think, when we made the announcement it was about 32 million of revenue.

David Campbell:	Gross revenue?

Roger MacFarlane:	Yes, that’s correct.

David Campbell:	And, so that – and so the rest of the challenge will be to improve the European margins and bring South Africa up relative to the first fiscal quarter. That’s the only way you’re going to get to your 1 percent margin goal for the year, is that correct?

Roger MacFarlane:	Yes, certainly those will be two very big factors. You’re absolutely right.

David Campbell:	Okay. Thank you very much. Good luck. Good quarter.

Roger MacFarlane:	Thank you.

Operator:	There are no further questions at this time. Please continue.

Roger MacFarlane:	As there are no more questions, I’d like to thank everyone for participating in our call this morning. On behalf of Peter, Tiger, Lawrence and the rest of the global UTi team, we appreciate your interest in UTi Worldwide and thank you for your continuing support.

Operator:	Ladies and gentlemen, that does conclude your conference call for today. We thank you for your participation and ask that you please disconnect your line.